Exhibit 99.1

Contact: Leslie Stebelton Community Relations Specialist The Citizens Bank of Logan (740) 385-1479 Office (740) 385-0417 Fax leslie.gray@tcbol.com www.tcbol.com

11/1/13

FOR IMMEDIATE RELEASE

The Citizens Bank launches capital campaign

Campaign continues growth of bank

LOGAN — The Citizens Bank of Logan has launched a capital campaign to support its growth and its tradition as the only locally-owned bank in the region.

“We are excited about the next stage in the bank’s evolution,” said Donald P. Wood, Chairman of the Board, The Citizens Bank. “This funding effort will support our continued growth and allow us to provide a higher level of service to our shareholders, community and customers.”

Lead by a strong senior management team, The Citizens Bank has improved its financial stability and can focus its efforts on implementing a successful capital campaign to further ensure the bank’s future.

As part of the capital campaign, for the next 60 days existing shareholders can purchase additional shares equal to or less than the number of their existing shares. Shareholders also may request additional available shares not purchased by other shareholders of record. If there are remaining shares at the end of the 60 days, they will be made available for purchase by non-shareholders.

All existing shareholders will be mailed details about the capital campaign in the coming days.

The Citizens Bank has served the community for more than 50 years and has seven branches in Logan, Nelsonville and Athens. For more information, visit www.tcbol.com or call (740) 385-8561.